Exhibit 99.1

Raptor Pharmaceutical Corp. Reports
Fourth Quarter and Fiscal Year 2012 Financial Results

Novato, California, November 14, 2012 Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (NASDAQ: RPTP), today reported financial results for its fourth quarter and fiscal year ended August 31, 2012.

Cash Position

Raptor's cash, cash equivalents and short-term investments ("Cash") as of August 31, 2012 were approximately $38.9 million.  Management estimates that the Company's Cash, as of October 19, 2012 of approximately $41 million will be sufficient to meet the Company's operating requirements and obligations into the third quarter of calendar 2013, independent of other future sources of capital.  The $41 million Cash balance is inclusive of approximately $6.5 million in net proceeds received by Raptor subsequent to its year ended August 31, 2012 from the sale of common stock under its At-The-Market ("ATM") financing agreement.  Under the ATM, Raptor may sell up to an additional $26 million of common stock not included in the above Cash balance.
Financial Results for Fourth Quarter Ended August 31, 2012
Raptor's net loss for the fourth quarter ended August 31, 2012 was approximately $10.2 million or $0.20 per share compared to $3.8 million or $0.11 per share for the same period of the prior fiscal year.

Research and development expenses in the fourth quarter of fiscal 2012 were $6.4 million, an increase of $1.9 million or 42%, over expenses of $4.5 million in the same period of the prior fiscal year. The increase was primarily due to an increase in RP103 manufacturing expenses to support the ramp-up for the potential commercial launch of RP103 for the potential treatment of nephropathic cystinosis and for the NASH Phase 2b clinical trial, which began in June 2012, and a non-cash write off of intangible assets of $0.9 million.

General and administrative expenses in the fourth quarter of fiscal 2012 were $5.8 million, an increase of $4.2 million or 262%, over approximately $1.6 million in the same period of the prior fiscal year. The increase was primarily due to pre-commercial expenses related to marketing planning, reimbursement studies and tax strategy in preparation for the potential launch of RP103 for the potential treatment of nephropathic cystinosis, additional staff  primarily for Commercial Operations (to support pre-commercial activities) and for Finance and Human Resources and increased non-cash stock option compensation expense.

Financial Results for Fiscal Year Ended August 31, 2012
Raptor's net loss for fiscal year 2012 was approximately $38.6 million or $0.80 per share compared to $37.2 million or $1.15 per share for the prior fiscal year.

Research and development expenses for fiscal 2012 were approximately $21.4 million, an increase of approximately $6.6 million, or 45%, from approximately $14.8 million for the prior fiscal year.  The increase was primarily due to the same reasons described above for the fourth quarter of fiscal 2012 and the loss of favorable tax grants that were available in fiscal 2011 but not available in fiscal 2012.

General and administrative expenses for fiscal 2012 were approximately $14.7 million, an increase of approximately $8.5 million, or 138%, from approximately $6.2 million in fiscal 2011.  The increase was primarily due to the same reasons described above for the fourth quarter of fiscal 2012.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) ("Raptor") seeks to research, develop, and provide access to medicines that improve life for patients with severe and rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis, Huntington's Disease, and aldehyde dehydrogenase deficiency.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements:  that Raptor's cash, cash equivalents and short-term investments as of October 19, 2012 are sufficient to fund the Company into the third quarter of calendar 2013; and that Raptor will be able to successfully develop RP103 or any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K filed with the SEC on November 14, 2012 which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

CONTACT:

Trout Group (investors)
 Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com